UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 5, 2009

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Effective February 10, 2009, the Board of Directors (the "Board") of Pharmacylics, Inc. (the "Company") appointed Glenn C. Rice, Ph.D. as President and Chief Operating Officer of the Company. Dr. Rice served as the Chief Executive Officer of Minerva Biotechnologies Corp., a nanotechnology, cancer and stem cell development company, from May 2007 through January 2009. Dr. Rice served as the Chief Executive Officer and President of Bridge Pharmaceuticals, Inc., a preclinical contract research organization (CRO) that provides US-level regulatory-compliant drug development services globally, from 2004 to May 2007.

In connection with his appointment, Dr. Rice received a one-time grant of options to purchase 1,000,000 shares of common stock pursuant to the Company's 2004 Equity Incentive Award Plan (the "2004 Plan"), 176,000 of which are exercisable on February 10, 2010 and the remaining shares will become exercisable subject to the attainment of certain corporate events. Such vesting is subject to Dr. Rice's continued employment with the Company on each of the vesting dates. There is no arrangement or understanding between Dr. Rice and any other person pursuant to which Dr. Rice was appointed as President and Chief Operating Officer of the Company. There are no transactions, relationships or arrangements in which Dr. Rice has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On February 5, 2009, the Board appointed Rainer (Ramses) Erdtmann as Vice President of Finance of the Company. Mr. Erdtmann, age 45, has served as the Managing Director of Oxygen Investments, LLC ("Oxygen") since 2002. Oxygen is an asset management firm, with a focus on real estate and small cap growth equity investments, managing assets for predominantly European Investors.

In connection with his appointment, Mr. Erdtmann received a one-time grant of options to purchase 300,000 shares of common stock pursuant to the 2004 Equity Plan, 50,000 of which become exercisable on February 5, 2010 and the remaining shares will become exercisable subject to the attainment of certain corporate events. Such vesting is subject to Mr. Erdtmann's continued employment with the Company on each of the vesting dates. There is no arrangement or understanding between Mr. Erdtmann and any other person pursuant to which Mr. Erdtmann was elected as the Vice President of Finance of the Company. There are no transactions, relationships or arrangements in which Mr. Erdtmann has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(d)    Effective February 5, 2009, Jason Adelman, age 39, was elected to the Board of the Company by the existing members of the Board to fill a vacancy created when James L. Knighton resigned as a director. Mr. Adelman is to serve as a director of the Company until the next annual meeting of the Company's stockholders and until his successor is duly elected and qualified.

Mr. Adelman was also named to the Audit Committee of the Board. After reviewing the qualifications of Mr. Adelman, and any relationships he may have with the Company that might affect his independence from the Company, the Board has determined that Mr. Adelman (1) satisfies the audit committee independence requirements of the NASDAQ Stock Market, (2) is financially literate, (3) is a "non-employee director," as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and (4) is an "outside director," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Mr. Adelman is the founder and Senior Managing Director of Burnham Hill Partners LLC ("BHP"), an investment and merchant banking firm headquartered in New York City. Mr. Adelman has extensive financing and merger and acquisition experience, typically involving complex balance sheet and operational restructurings. Prior to founding BHP, Mr. Adelman was Managing Director of Investment Banking in the New York office of H.C. Wainwright & Company, Inc. Mr. Adelman began his career at Coopers and Lybrand LLP where he worked in the financial services industry consulting practice, with a particular focus on the hedge fund industry. Mr. Adelman is also the co-founder and a Managing Member of Cipher Capital Partners, a private investment entity. Mr. Adelman graduated from the University of Pennsylvania with a BA, cum laude, in Economics (1991) and graduated from Cornell Law School (1994), where he was Editor of the Cornell International Law Journal. Mr. Adelman also serves on the audit and compensation committees of Trio-Tech International (Amex: "TRT").

There is no arrangement or understanding between Mr. Adelman and any other person pursuant to which Mr. Adelman was elected as a director of the Company. There are no transactions, relationships or arrangements in which Mr. Adelman has an interest requiring disclosure under Item 404(a) of Regulation S-K. A description of the compensation payable to members of the Company's Board generally was included in the Company's Proxy Statement filed with the Securities and Exchange Commission on October 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 11, 2009

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Interim Chief Executive Officer, Chief Financial Officer and Secretary